Exhibit 3.1

CERTIFICATE OF MERGER OF

OHCP HM MERGER SUB CORP.

WITH AND INTO

THE HILLMAN COMPANIES, INC.
______________________________________________

Pursuant to Section 251 of the
General Corporation Law of the State of Delaware
______________________________________________

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST:  The name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
OHCP HM Merger Sub Corp. (the “Merger Sub”)	Delaware
The Hillman Companies, Inc. (the “Company”)	Delaware

SECOND:  The Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated as of April 21, 2010, by and among OHCP HM Acquisition Corp., a Delaware corporation, the Company, the Merger Sub, and THC Representative, LLC, a Delaware limited liability company has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 (and, with respect to Merger Sub, by the written consent of its sole stockholder in accordance with Section 228) of the General Corporation Law of the State of Delaware.

THIRD:  The name of the surviving corporation of the merger is The Hillman Companies, Inc. (the “Surviving Corporation”).

FOURTH:  The Restated Certificate of Incorporation of the Company as in effect immediately prior to the merger shall be amended as set forth in Annex 1 hereto and, as so amended, shall be the Second Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and such Certificate of Incorporation.

FIFTH:  A copy of the executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is 10590 Hamilton Avenue, Cincinnati, Ohio 45231.

SIXTH:  A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, The Hillman Companies, Inc. has caused this certificate to be signed as of the 28th day of May, 2010.

THE HILLMAN COMPANIES, INC.

By:	/s/ James P. Waters
Name: James P. Waters
Title: Chief Financial Officer

ANNEX 1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE HILLMAN COMPANIES, INC.

1.           Name.  The name of the corporation is The Hillman Companies, Inc.

2.           Address; Registered Office and Agent.  The address of the Corporation’s registered office is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.  The name of the registered agent at such address is The Corporation Trust Company.

3.           Corporate Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.           Capital Stock:

4.1           The total number of shares of all classes of stock that the Corporation shall have authority to issue is 10,000 shares, divided into (A) 5,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (B) 5,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”).  The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

4.2           The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

4.3           Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.  Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.4           Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

4.5           Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its Stockholders ratably in proportion to the number of shares held by them.

5.           Election of Directors.  Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

6.           Limitation of Liability.

(a)           To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)           Any amendment or repeal of Section 6(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

7.           Adoption, Amendment or Repeal of By-Laws.  The Board is authorized to adopt, amend or repeal the By-laws.

8.           Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

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